LIST OF SUBSIDIARIES

                                       OF

                           LARSON DAVIS INCORPORATED


     1.   Larson Davis Laboratories Corporation, a Utah corporation

     2.   LD Info, Inc., a Nevada corporation

     3.   Advantage Software, Inc., a Utah corporation

     4.   Larson Davis, Ltd., an entity formed under the laws of Great Britain

     5.   Sensar Corporation, a Utah corporation